FOR IMMEDIATE RELEASE

             THE TOPPS COMPANY, INC. TO BE ACQUIRED BY THE TORNANTE
                      COMPANY AND MADISON DEARBORN PARTNERS

NEW YORK, March 6, 2007 - The Topps Company, Inc. (Nasdaq: TOPP) announced today that it has entered into a definitive agreement to be acquired by Michael
Eisner's The Tornante Company LLC and Madison Dearborn Partners, LLC, a leading private equity firm. Under the terms of the agreement, Topps stockholders will receive $9.75 per share in cash, for a total transaction value of approximately
$385.4 million. The Board of Directors of Topps has approved the merger agreement and has resolved to recommend that Topps stockholders adopt the agreement.

"After careful and thorough consideration, our board of directors determined that this transaction is in the best interests of Topps stockholders at this time," said Arthur T. Shorin, Chairman and Chief Executive Officer of Topps.
"This will be a change in ownership, not a change in direction. We look forward to working with an experienced group of investors who understand the creative aspects of our business and are committed to our continued growth."

Scott A. Silverstein, President and Chief Operating Officer of Topps, said,
"While there is still much work to be done, we are proud of the achievements of our dedicated and talented employees whose efforts over the past few years have made this transaction possible. We have realized dramatic changes in our business and have taken numerous actions to implement our strategic plan. We look forward to working with our new owners to address the challenges that lie ahead, as we continue to grow the business."

Speaking on behalf of the investors, Eisner noted, "Topps is a wonderful company with a powerful brand portfolio and a rich history. Topps' management team and employees are the best in the business, and we look forward to working with all of them to grow the company in new and exciting ways."

The transaction, which is not contingent upon financing, is subject to the approval of Topps stockholders, regulatory approvals and other customary closing conditions, and is expected to close in the calendar third quarter. In connection with the merger, directors constituting a majority of the Board of
Directors of Topps, including the Company's Chairman and CEO, have entered into individual agreements with Tornante and Madison Dearborn Partners pursuant to which they have each agreed to vote their respective shares of Topps in favor of the merger. Under the terms of the merger agreement, Topps intends to solicit superior proposals from third parties during the next 40 days. There can be no assurances that the solicitation of proposals will result in an alternative transaction. Topps does not intend to disclose developments with respect to this solicitation process until it is completed.

Lehman Brothers Inc. served as sole financial advisor to Topps and Willkie Farr
& Gallagher LLP served as legal advisor. Deutsche Bank served as financial advisor to Madison Dearborn Partners and The Tornante Company. Paul, Hastings,
Janofsky & Walker LLP served as legal advisor to Madison Dearborn Partners.
Munger, Tolles & Olson LLP served as legal advisor to The Tornante Company.

ABOUT THE TORNANTE COMPANY

Founded in 2005 by Michael Eisner, The Tornante Company is a privately held company that makes investments in and incubates companies and opportunities in the media and entertainment space. For more information, please visit
www.tornante.com.

ABOUT MADISON DEARBORN PARTNERS, LLC

Madison Dearborn Partners, based in Chicago, is one of the most experienced and successful private equity investment firms in the United States. MDP has more than $14 billion of equity capital under management and makes new investments through its most recent fund, Madison Dearborn Capital Partners V, a $6.5 billion investment fund raised in 2006. MDP focuses on private equity investments across a broad spectrum of industries, including basic industries, communications, consumer, financial services, and health care. For more information, please visit the MDP website at www.mdcp.com.

ABOUT THE TOPPS COMPANY, INC.

Founded in 1938, Topps is a leading creator and marketer of sports and related cards, entertainment products, and distinctive confectionery. Topps entertainment products include Major League Baseball, NFL, NBA and other trading cards, sticker album collections, and collectible games. The Company's confectionery brands include "Bazooka" bubble gum, "Ring Pop," "Push Pop," "Baby
Bottle Pop" and "Juicy Drop Pop" lollipops. For additional information, visit
www.topps.com.

ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT

In connection with the proposed merger, The Topps Company, Inc. will file a proxy statement and other materials with the SEC. WE URGE INVESTORS TO READ THE
PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE
BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT TOPPS AND THE PROPOSED
MERGER. Investors will be able to obtain free copies of the proxy statement and white proxy card (when available) as well as other filed documents containing information about Topps at http://www.sec.gov, the SEC's Web site. Free copies of Topps' SEC filings are also available on Topps' Web site at www.Topps.com or by contacting the company's proxy solicitor, Mackenzie Partners, Inc. at
topps@mackenziepartners.com.

PARTICIPANTS IN THE SOLICITATION

Topps and its executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from Topps stockholders with respect to the proposed merger. Information regarding the officers and directors of Topps is included in its definitive proxy statement for its 2006 annual meeting filed with the SEC on August 25, 2006. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities, holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed merger.

This release contains forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although
Topps believes the expectations contained in such forward- looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed in Topps' Securities and Exchange Commission filings.

CONTACTS

Investors:
Betsy Brod / Lynn Morgen
MBS Value Partners, LLC
212-750-5800

Dan Burch / Dan Sullivan
Mackenzie Partners, Inc.
212-929-5940 / 1-800-322-2885

Media:
Joele Frank / Sharon Stern
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449